Exhibit 99.1

PRESS RELEASE

REINSURANCE GROUP OF AMERICA REPORTS FOURTH-QUARTER RESULTS

•	Earnings per diluted share: operating income* $2.84, net income $2.46

•	Full-year operating return on equity* 11 percent

•	Continuing strong performance by Global Financial Solutions (GFS) and International segments; much-improved results in Canada

•	Deployed approximately $500 million toward block transactions and repurchased $375 million of shares for the full year

•	A stronger U.S. dollar reduced operating EPS* by $0.18 in Q4 and $0.53 for the full year

ST. LOUIS, January 28, 2016 - Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global provider of life reinsurance, reported operating income* of $188.0 million, or $2.84 per diluted share, compared to $208.3 million, or $2.99 per diluted share, in the prior-year quarter. A relatively stronger U.S. dollar adversely affected fourth-quarter results by $0.18 per share. Enactment of the Active Financing Exception (AFE) added $0.36 per diluted share in Q4; there was no AFE impact for the full year. In the prior-year period, tax-related adjustments benefited the fourth quarter by $0.55 per share. Net income totaled $163.1 million, or $2.46 per diluted share, compared to $191.1 million, or $2.75 per diluted share, the year before.

	Quarterly Results		Year-to-Date Results
($ in thousands, except per share data)	2015	2014	2015	2014
Net premiums	$2,328,501	$2,217,772	$8,570,741	$8,669,854
Net income	163,127	191,091	502,166	684,047
Net income per diluted share	2.46	2.75	7.46	9.78
Operating income*	187,950	208,288	567,084	638,049
Operating income per diluted share*	2.84	2.99	8.43	9.12
Book value per share	94.09	102.13
Book value per share (excl. Accumulated Other Comprehensive Income “AOCI”)*	83.23	78.03
Total assets	50,383,152	44,654,300
* See "Use of Non-GAAP Financial Measures" below
Full-year operating income decreased to $567.1 million, or $8.43 per diluted share, from $638.0 million, or $9.12 per diluted share, the year before. Net adverse foreign currency fluctuations reduced 2015 operating income by $55.2 million, or $0.53 per share. Net premiums were down 1 percent for the current year in reported U.S. dollars and up 4 percent in original currencies. Excluding the adverse foreign currency fluctuations and the effect of a large retrocession agreement executed in the fourth quarter of 2014, net premiums increased 8 percent in 2015. Full-year 2015 net income totaled $502.2 million, or $7.46 per diluted share, versus $684.0 million, or $9.78 per diluted share, in 2014.

For the fourth quarter, consolidated net premiums increased 5 percent and totaled $2.3 billion, including adverse foreign currency effects of approximately $108 million. Original currency premiums increased 10 percent over the prior-year quarter, including contributions from new block transactions. Investment
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income increased 4 percent to $467.5 million from $451.6 million a year ago, primarily attributable to a growing asset base, although the ongoing low interest rate environment continues to put pressure on the portfolio yield and investment income. The average investment yield, excluding spread businesses, was 4.96 percent this quarter, slightly higher than the prior-year quarter, and 30 basis points higher than the third quarter, due primarily to higher variable investment income and a fourth-quarter transaction that included investment income retroactive to January 1.

The effective tax rate on operating income was 23.9 percent this quarter, reflecting a significant decrease in the company’s tax provision associated with Congress permanently enacting the AFE legislation in December. As a result, the company’s tax provision was reduced by $23.7 million, or $0.36 per diluted share. For the full year, there was no AFE effect, and the effective tax rate was 33.1 percent.

Greig Woodring, chief executive officer, commented, “We are pleased to close out the year on a high note, as our fourth-quarter operating earnings of $2.84 per diluted share were strong, even after excluding a tax benefit of $0.36 per share related to the reversal of the AFE accruals. The quarter was highlighted by excellent results in Asia Pacific and Canada, while contributions from our ongoing in-force acquisitions and effective capital management actions were important as well.

“For the year, operating earnings per share of $8.43 was also strong, despite the sizeable negative effect of foreign currency movements and a difficult year for our U.S. Mortality business. All our International operations performed well, and our Global Financial Solutions business continued to make a strong contribution across our global platform. Our operating return on equity was 11 percent in 2015, and our balance sheet remains strong.

“Our strong capital position has allowed us to pursue and execute attractive in-force transactions and manage capital effectively through active share repurchases. For the year, we deployed more than $500 million toward in-force transactions, including approximately $250 million in the fourth quarter. We also repurchased $375 million of common shares in 2015, including $51 million in the fourth quarter, and our board approved a new authorization of $400 million, replacing the previous authorization. Over the past two years, we have deployed a total of $1.3 billion toward transactions and share repurchases, and have reduced shares outstanding by roughly 8 percent. Our deployable excess capital position is approximately $600 million.

“Looking forward, while the macro environment continues to be challenging in certain respects, we are optimistic about our ability to execute collectively across the organization.”

Book value per share at year-end 2015 was $94.09 including AOCI, and $83.23 excluding AOCI, an 8 percent increase over 2014 on a total return basis.

SEGMENT RESULTS

U.S. and Latin America

Traditional

The U.S. and Latin America Traditional segment reported fourth-quarter pre-tax operating income of $79.0 million, down from 2014’s unusually strong $134.1 million. Current-period results were primarily
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driven by poor experience in the Group business. Individual mortality experience was also unfavorable, but to a lesser degree, due to higher average claim size on policies under $1 million. The unfavorable experience was partly offset by growing contributions from in-force transactions. For the full year, pre-tax operating income decreased to $233.5 million compared to $350.2 million in 2014. Pre-tax net income decreased to $79.5 million from $128.9 million during the fourth quarter, and decreased 33 percent to $235.8 million for the full year.

Traditional net premiums increased 12 percent from last year’s fourth quarter to $1.4 billion, including the effect of several block transactions added during 2015. Excluding those new transactions, net premiums were up 6 percent. For the full year, net premiums increased 2 percent and totaled $4.8 billion. Without the effect of the retrocession agreement executed in the fourth quarter of 2014, net premiums rose 9 percent in 2015.

Non-Traditional

The Asset-Intensive business reported pre-tax operating income of $47.6 million compared to a very strong $56.0 million in the fourth quarter of 2014. The year-ago quarter benefited from $12 million in commercial loan prepayments, while this year reflected a contribution from the acquisition of Aurora National Life Assurance Company completed earlier in 2015. Full-year pre-tax operating income totaled $199.6 million compared to $199.0 million in 2014, with both periods benefiting from favorable interest rate spreads; the year-ago period also included unusually high mortgage and bond prepayments. Pre-tax net income decreased 10 percent to $30.9 million during the fourth quarter, and declined to $152.9 million from $250.7 million for the full year.

The Financial Reinsurance business reported pre-tax operating income of $15.9 million, a 27 percent increase over last year’s fourth quarter. For the year, pre-tax operating income rose 5 percent to $55.0 million. Pre-tax net income increased 29 percent to $15.9 million during the fourth quarter, and was up modestly to $55.0 million from $52.3 million for the full year.

Canada

Traditional

The Canada Traditional business reported pre-tax operating income of $45.1 million this quarter, versus $18.2 million in the prior-year quarter, as individual mortality experience was much better than expected and enough to overcome a foreign currency headwind of $7.8 million. For the full year, pre-tax operating income increased to $123.8 million from $92.3 million in 2014. Pre-tax net income increased to $44.6 million from $19.8 million during the fourth quarter, and 30 percent to $124.2 million for the full year.

Fourth-quarter reported net premiums decreased 16 percent to $201.4 million, primarily due to the weaker Canadian dollar, but only 2 percent on an original currency basis. For the full year, net premiums reported in U.S. dollars were down 12 percent, but up 2 percent in Canadian dollars.

Non-Traditional

The Canada Non-Traditional business segment, which consists of longevity and fee-based transactions, posted pre-tax operating income of $3.4 million this quarter, compared to $1.7 million in the prior-year
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quarter. Full-year pre-tax operating income increased to $13.9 million from $6.2 million in 2014. Pre-tax net income increased to $3.4 million from $1.7 million during the fourth quarter, and increased to $13.9 million from $6.3 million for the full year.

Europe, Middle East and Africa (EMEA)

Traditional

The EMEA Traditional segment reported pre-tax operating income of $12.9 million compared to $9.9 million the year before, as underwriting experience in this year’s period was generally in line with expectations. Net foreign currency fluctuations adversely affected pre-tax operating income by $1.3 million this quarter. For the full year, pre-tax operating income declined to $48.1 million from $51.1 million in 2014. Pre-tax net income decreased 3 percent to $12.9 million during the fourth quarter, and 20 percent to $48.4 million for the full year.

Net reported premiums were up 4 percent to $299.9 million from $288.2 million in the prior-year quarter. Net premiums increased 13 percent in original currencies. For the full year, reported net premiums decreased 3 percent to $1,121.5 million, while net premiums on an original currency basis increased 7 percent.

Non-Traditional

The EMEA Non-Traditional segment includes asset-intensive, longevity and fee-based transactions. Fourth-quarter pre-tax operating income of $18.8 million was solid, although below a strong $23.9 million in the year-ago period. The current-period result reflects adverse net foreign currency fluctuations of $1.4 million. For the full year, pre-tax operating income increased to $98.1 million from $85.3 million in 2014. Pre-tax net income increased 5 percent to $28.1 million during the fourth quarter, and increased 7 percent to $108.4 million for the full year.

Asia Pacific

Traditional

Asia Pacific’s Traditional business pre-tax operating income was very strong, totaling $35.7 million, versus $18.0 million in the prior-year quarter. Overall claims experience was better than expected, with strong performance in most markets, including Australia. Net adverse foreign currency fluctuations lowered pre-tax operating income by $4.2 million this period. For the full year, pre-tax operating income increased to $105.7 million from $87.7 million in 2014. Pre-tax net income increased to $37.4 million from $19.2 million during the fourth quarter, and increased 17 percent to $105.7 million for the full year. The prior-year result was hampered by investment related losses.

Traditional net premiums decreased 1 percent to $388.7 million, net of $43 million in adverse currency effects, compared to the prior year. Net premiums were up 11 percent in original currencies this quarter. For the year, net premiums were up 1 percent on a U.S. dollar basis and 14 percent in original currencies.

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Non-Traditional

Asia Pacific’s Non-Traditional business includes asset-intensive, fee-based and various other transactions. Current-quarter pre-tax operating income decreased to $5.4 million from $7.2 million in the prior-year period due to unfavorable experience on an existing treaty. For the full year, pre-tax operating income increased to $22.5 million from $19.0 million in 2014. Pre-tax net income increased to $5.5 million from $1.4 million during the fourth quarter, and rose to $19.6 million from $11.7 million for the full year.

Corporate and Other

The Corporate and Other segment posted a pre-tax operating loss of $16.7 million contrasted with pre-tax operating income of $22.6 million in the fourth quarter of 2014. The year-ago period reflected a significant reduction in tax-related interest expense. For the full year, pre-tax operating losses were $52.0 million versus $1.3 million in 2014. Pre-tax net losses were $51.5 million this quarter, including net investment related losses, compared to pre-tax net income of $18.9 million a year ago. For the full year, pre-tax net losses increased to $119.1 million from $11.7 million in 2014.

Company Guidance

On an annual basis, the company provides financial guidance based upon the intermediate term rather than giving a range of annual earnings per share for an upcoming year. This better reflects the long-term nature of the business and the difficulty in predicting the timing of shorter-term or periodic events such as block transactions. The company accepts risks over very long periods of time, up to 30 years or longer in some cases. While more predictable over longer-term horizons, RGA’s business is subject to inherent short-term volatility.

Over the intermediate term, the company targets growth in operating income per share in the 5 to 8 percent range, and operating return on equity of 10 to 12 percent. It is presumed that there are no significant changes in the investment environment from current levels, and the company will deploy $300 million to $400 million of excess capital, on average, annually. These guidance ranges are based upon “normalized” results. The operating EPS target range is unchanged from a year ago, while the operating return on equity range was widened slightly from 11 to 12 percent. The wider return on equity range better reflects the potential for variability in the results due to influences from macro issues, notably foreign exchange and interest rates.

Jack B. Lay, chief financial officer, commented, “We have faced significant macro headwinds in terms of weak foreign currencies and sustained low interest rates over the past several years, and we assume this will continue to be the case for the foreseeable future. However, we believe that our EPS range is appropriate, and we expect the combination of organic growth, execution of block transactions and efficient capital management to mitigate those headwinds and allow us to reach our financial targets.”

Stock Repurchase Authorization

The board of directors authorized a share repurchase program for up to $400 million of the company’s

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outstanding common stock, replacing the previous share repurchase authorization. This new authorization is effective immediately and does not have an expiration date. Repurchases would be made in accordance with applicable securities laws and would be made through market transactions, block trades, privately negotiated transactions or other means, or a combination of these methods, with the timing and number of shares repurchased dependent on a variety of factors, including share price, corporate and regulatory requirements, and market and business conditions. Repurchases may be commenced or suspended from time to time without prior notice.

Dividend Declaration

The board of directors declared a regular quarterly dividend of $0.37, payable March 1 to shareholders of record as of February 9.

Earnings Conference Call

A conference call to discuss fourth-quarter results will begin at 9 a.m. Eastern Time on Friday, January 29. Interested parties may access the call by dialing 1-877-548-7905 (domestic) or 719-325-4894 (international). The access code is 3331176. A live audio webcast of the conference call will be available on the company’s investor relations website at www.rgare.com.

A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay also will be available through February 6 at 888-203-1112 (domestic) or 719-457-0820 (international), access code 3331176.

The company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the company posts periodic reports, press releases and other useful information on its investor relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after‑tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, and other items that management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income.

Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations
website at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.

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Book value per share before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Operating income per diluted share is a non-GAAP financial measure calculated as operating income divided by weighted average diluted shares outstanding. Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.

About RGA

Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with operations in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, Turkey, the United Arab Emirates, the United Kingdom and the United States. Worldwide, the company has approximately $3.0 trillion of life reinsurance in force, and assets of $50.4 billion.

Cautionary Statement Regarding Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on the Company’s liquidity, access to capital and cost of capital, (2) the impairment of other financial institutions and its effect on the Company’s business, (3) requirements to post collateral or make payments due to declines in market value of assets subject to the Company’s collateral arrangements, (4) the fact that the determination of allowances and impairments taken on the Company’s investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation or claims experience, (6) changes in the Company’s financial strength and credit ratings and the effect of such changes on the Company’s future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in the Company’s current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of the Company’s investment securities or result in the impairment of all or a portion of the value of certain of the Company’s investment securities, that in turn could affect regulatory capital, (11) market or economic conditions that adversely affect the Company’s ability to make timely sales of investment securities, (12) risks inherent in the Company’s risk management and investment strategy, including changes in investment portfolio yields due to interest rate
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or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources and accurate information relating to settlements, awards and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which the Company operates, including ongoing uncertainties regarding the amount of United States sovereign debt and the credit ratings thereof, (17) competitive factors and competitors’ responses to the Company’s initiatives, (18) the success of the Company’s clients, (19) successful execution of the Company’s entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) the Company’s ability to successfully integrate acquired blocks of business and entities, (22) action by regulators who have authority over the Company’s reinsurance operations in the jurisdictions in which it operates, (23) the Company’s dependence on third parties, including those insurance companies and reinsurers to which the Company cedes some reinsurance, third-party investment managers and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics or pandemics anywhere in the world where the Company or its clients do business, (25) interruption or failure of the Company’s telecommunication, information technology or other operational systems, or the Company’s failure to maintain adequate security to protect the confidentiality or privacy of personal or sensitive data stored on such systems, (26) changes in laws, regulations, and accounting standards applicable to the Company, its subsidiaries, or its business, (27) the effect of the Company’s status as an insurance holding company and regulatory restrictions on its ability to pay principal of and interest on its debt obligations, and (28) other risks and uncertainties described in this document and in the Company’s other filings with the SEC.

Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2014.

Investor Contact
Jeff Hopson
Senior Vice President - Investor Relations
(636) 736-7000

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Net Income to Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
GAAP net income	$163,127	$191,091	$502,166	$684,047
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	40,203	(15,281)	30,020	(64,625)
Capital (gains) losses on funds withheld, included in investment income	161	(891)	(10,640)	(8,590)
Embedded derivatives:
Included in investment related (gains) losses, net	(6,004)	43,826	85,789	(44,941)
Included in interest credited	(917)	(236)	(8,178)	(274)
DAC offset, net	(8,542)	(9,914)	(31,996)	72,721
Non-investment derivatives	(78)	(307)	(77)	(289)
Operating income	$187,950	$208,288	$567,084	$638,049

Reconciliation of Consolidated Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Income before income taxes	$206,743	$276,743	$744,795	$1,008,533
Reconciliation to pre-tax operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	64,034	(22,453)	49,586	(95,308)
Capital (gains) losses on funds withheld, included in investment income	246	(1,371)	(16,370)	(13,215)
Embedded derivatives:
Included in investment related (gains) losses, net	(9,236)	67,424	131,984	(69,141)
Included in interest credited	(1,412)	(362)	(12,582)	(421)
DAC offset, net	(13,142)	(15,253)	(49,225)	111,879
Non-investment derivatives	(120)	(472)	(118)	(444)
Pre-tax operating income	$247,113	$304,256	$848,070	$941,883

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended December 31, 2015
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America:
Traditional	$79,483	$203		$(696)		$78,990
Non-Traditional:
Asset Intensive	30,874	124,163	(1)	(107,441)	(2)	47,596
Financial Reinsurance	15,936	—		—		15,936
Total U.S. and Latin America	126,293	124,366		(108,137)		142,522
Canada Traditional	44,640	446		—		45,086
Canada Non-Traditional	3,420	—		—		3,420
Total Canada	48,060	446		—		48,506
EMEA Traditional	12,859	—		—		12,859
EMEA Non-Traditional	28,145	(9,366)		—		18,779
Total EMEA	41,004	(9,366)		—		31,638
Asia Pacific Traditional	37,415	(1,706)		—		35,709
Asia Pacific Non-Traditional	5,467	(17)		—		5,450
Total Asia Pacific	42,882	(1,723)		—		41,159
Corporate and Other	(51,496)	34,784		—		(16,712)
Consolidated	$206,743	$148,507		$(108,137)		$247,113

(1)	Asset Intensive is net of $84,347 DAC offset.

(2)	Asset Intensive is net of $(97,489) DAC offset.

(Unaudited)	Three Months Ended December 31, 2014
	Pre-tax net income	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income
U.S. and Latin America:
Traditional	$128,852	$4,235		$1,033		$134,120
Non-Traditional:
Asset Intensive	34,478	48,572	(1)	(27,036)	(2)	56,014
Financial Reinsurance	12,368	162		—		12,530
Total U.S. and Latin America	175,698	52,969		(26,003)		202,664
Canada Traditional	19,833	(1,635)		—		18,198
Canada Non-Traditional	1,739	(8)		—		1,731
Total Canada	21,572	(1,643)		—		19,929
EMEA Traditional	13,229	(3,330)		—		9,899
EMEA Non-Traditional	26,710	(2,826)		—		23,884
Total EMEA	39,939	(6,156)		—		33,783
Asia Pacific Traditional	19,220	(1,193)		—		18,027
Asia Pacific Non-Traditional	1,423	5,803		—		7,226
Total Asia Pacific	20,643	4,610		—		25,253
Corporate and Other	18,891	3,736		—		22,627
Consolidated	$276,743	$53,516		$(26,003)		$304,256

(1)	Asset Intensive is net of $77,812 DAC offset.

(2)	Asset Intensive is net of $(93,065) DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

(Unaudited)	Twelve Months Ended December 31, 2015
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America:
Traditional	$235,771	$201		$(2,507)		$233,465
Non-Traditional:
Asset Intensive	152,946	(37,872)	(1)	84,488	(2)	199,562
Financial Reinsurance	55,017	—		—		55,017
Total U.S. and Latin America	443,734	(37,671)		81,981		488,044
Canada Traditional	124,175	(364)		—		123,811
Canada Non-Traditional	13,902	—		—		13,902
Total Canada	138,077	(364)		—		137,713
EMEA Traditional	48,410	(338)		—		48,072
EMEA Non-Traditional	108,445	(10,359)		—		98,086
Total EMEA	156,855	(10,697)		—		146,158
Asia Pacific Traditional	105,654	—		—		105,654
Asia Pacific Non-Traditional	19,619	2,899		—		22,518
Total Asia Pacific	125,273	2,899		—		128,172
Corporate and Other	(119,144)	67,127		—		(52,017)
Consolidated	$744,795	$21,294		$81,981		$848,070

(1)	Asset Intensive is net of $(11,804) DAC offset.

(2)	Asset Intensive is net of $(37,421) DAC offset.

(Unaudited)	Twelve Months Ended December 31, 2014
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America:
Traditional	$351,645	$(4,542)		$3,099		$350,202
Non-Traditional:
Asset Intensive	250,686	61,020	(1)	(112,684)	(2)	199,022
Financial Reinsurance	52,258	111		—		52,369
Total U.S. and Latin America	654,589	56,589		(109,585)		601,593
Canada Traditional	95,435	(3,106)		—		92,329
Canada Non-Traditional	6,265	(80)		—		6,185
Total Canada	101,700	(3,186)		—		98,514
EMEA Traditional	60,305	(9,188)		—		51,117
EMEA Non-Traditional	101,337	(16,034)		—		85,303
Total EMEA	161,642	(25,222)		—		136,420
Asia Pacific Traditional	90,602	(2,939)		—		87,663
Asia Pacific Non-Traditional	11,693	7,326		—		19,019
Total Asia Pacific	102,295	4,387		—		106,682
Corporate and Other	(11,693)	10,367		—		(1,326)
Consolidated	$1,008,533	$42,935		$(109,585)		$941,883

(1)	Asset Intensive is net of $151,902 DAC offset.

(2)	Asset Intensive is net of $(40,023) DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Per Share and Shares Data
(In thousands, except per share data)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Diluted earnings per share from operating income	$2.84	$2.99	$8.43	$9.12
Earnings per share from net income:
Basic earnings per share	$2.49	$2.78	$7.55	$9.88
Diluted earnings per share	$2.46	$2.75	$7.46	$9.78
Weighted average number of common and common equivalent shares outstanding	66,247	69,550	67,292	69,962

(Unaudited)	At or for the Nine Months Ended September 30,
	2015	2014
Treasury shares	13,933	10,365
Common shares outstanding	65,205	68,773
Book value per share outstanding	$94.09	$102.13
Book value per share outstanding, before impact of AOCI	$83.23	$78.03

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in thousands)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues:
Net premiums	$2,328,501	$2,217,772	$8,570,741	$8,669,854
Investment income, net of related expenses	467,468	451,603	1,734,495	1,713,691
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(27,605)	(6,347)	(57,380)	(7,766)
Other investment related gains (losses), net	(17,204)	(32,876)	(107,370)	193,959
Total investment related gains (losses), net	(44,809)	(39,223)	(164,750)	186,193
Other revenue	77,431	67,261	277,692	334,456
Total revenues	2,828,591	2,697,413	10,418,178	10,904,194
Benefits and expenses:
Claims and other policy benefits	2,015,929	1,866,042	7,489,382	7,406,641
Interest credited	105,032	103,523	336,964	451,031
Policy acquisition costs and other insurance expenses	300,329	290,775	1,127,486	1,391,433
Other operating expenses	158,556	166,280	554,044	538,415
Interest expense	35,820	(9,660)	142,863	96,700
Collateral finance and securitization expense	6,182	3,710	22,644	11,441
Total benefits and expenses	2,621,848	2,420,670	9,673,383	9,895,661
Income before income taxes	206,743	276,743	744,795	1,008,533
Provision for income taxes	43,616	85,652	242,629	324,486
Net income	$163,127	$191,091	$502,166	$684,047
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